Exhibit 99.1

ACIW CEO Appointment Press Release

ACI Announces Appointment of Odilon Almeida as President and Chief Executive Officer

Almeida to Assume Role Effective March 9, 2020

Two Decade Payment Industry Veteran Brings Track Record of Value Creation and Proven Expertise Leading Digital Transformations

NAPLES, Fla. — February 18, 2020 — ACI Worldwide Inc. (NASDAQ: ACIW) (“ACI” or the “Company”), a leading global provider of real-time electronic payment and banking solutions, today announced that Odilon Almeida has been appointed President and Chief Executive Officer, effective March 9, 2020. Mr. Almeida will also be appointed to serve as a member of the Company’s Board of Directors.

Mr. Almeida is a seasoned executive with senior leadership experience spanning multiple industries and countries, two decades of payments experience, and a strong track record of growth acceleration and value creation. Mr. Almeida joins ACI having most recently served as an Operating Partner at Advent International, supporting business development at the fund’s portfolio companies, with a particular focus on growth initiatives that support higher sales and earnings. Prior to Advent International, Mr. Almeida served as President, Western Union Global Money Transfer at The Western Union Company. In this role, Mr. Almeida led a $5 billion business across more than 200 countries and was integral to proactively expanding the Company’s digital footprint and growing digital revenues meaningfully and profitably while positioning the Company as the global digital leader in money transfer.

“The Board of Directors is immensely pleased to appoint a leader with Odilon’s industry experience and operational credentials to lead ACI’s next chapter,” said David Poe, Chairman of ACI’s Board. “He brings to ACI a proven record of driving organic and acquired growth throughout his career and has demonstrated operational and regulatory excellence. Odilon’s deep understanding of the power of digital innovation, coupled with his significant knowledge of the rapidly evolving challenges and opportunities of the payments space and familiarity with ACI’s customer segments, gives the Board great confidence that he is the right leader to further ACI’s growth strategy, advance the Company’s positive momentum, and deliver long-term value for our stakeholders. We look forward to his contributions as the Board and management team build on their focus on driving transformational organic growth.”

Mr. Poe continued, “We would also like to extend our gratitude to Craig Saks for his invaluable leadership at the Company as interim President and CEO during this transition period, which was key to ensuring ACI maintained its business momentum. We appreciate his stepping up to assume the Interim CEO role, and are excited to welcome him in his new role as Chief Strategy and Transformation Officer where he will work closely with Odilon on developing and enabling ACI’s business strategy through strategic relationships and partnerships, business development and other transformational activities. He will be focused on accelerating profitable growth.”

“I am honored to be joining ACI as the Company’s next CEO,” said Mr. Almeida. “ACI has a tremendously bright future ahead, with exciting avenues to accelerate revenue growth and capitalize on positive trends in payments. I am eager to get started working with the Board, management team and ACI’s world-class employees to help customers transform their business with real-time, any-to-any payments solutions.”

As previously announced, ACI will report its financial results for the fourth quarter and full year 2019 on February 27, 2020.

About Odilon Almeida

Mr. Almeida most recently served as an Operating Partner at Advent International, one of the world’s largest and most experienced private equity funds. Prior to that, he spent 17 years at Western Union, the global leader in cross-border and cross-currency money movement, where he advanced through increasingly significant general management and operating roles. Most recently, he served as President, Western Union Global Money Transfer, where he headed the company’s $5 billion consumer business in 200+ countries and territories. In this position, he turned around and stabilized Western Union’s largest global business following years of volatility and compliance issues, generated top-line continuous profitable growth acceleration, and expanded the Company’s digital footprint to strengthen its position as the global digital leader in consumer money transfer. Earlier in his career at Western Union, Mr. Almeida served as President, Americas, and Europe, President, Americas, Senior Vice President and Managing Director, Latin America and the Caribbean, Senior Vice President and Managing Director, South America, and Regional Vice President, Southern Cone, Americas. In these positions, he turned around businesses in the U.S., Europe, Africa, Mexico, Central America and the Caribbean, established Western Union as the global digital market leader in P2P money transfer, and grew its Latin America and Caribbean business by more than five times over 10 years through organic growth acceleration and successful M&A. Mr. Almeida holds a Bachelor’s degree in civil engineering from Centro Universitário Instituto Mauá de Tecnologia and an MBA from Fundação Getulio Vargas. He extended his education at Harvard Business School, The Wharton School and the International Institute of Management (IMD).

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “expects” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

Dan Ring, Vice President, Public Relations

ACI Worldwide

781-370-3694

dan.ring@aciworldwide.com